Issuer Free Writing Prospectus
Filed pursuant to Rule 433
Dated November 7, 2007
Registration Statement No. 333-144796

High Yield Capital Markets

Issuer:	Terex Corporation

Security Description:	Senior Subordinated Notes
Face:	$800,000,000
Gross Proceeds:	$800,000,000
Coupon:	8.000%
Maturity:	11/15/2017
Offering Price:	$100.000
Yield to Maturity:	8.000%
Spread to Treasury:	368
Benchmark:	4.75% UST due 08/2017
Ratings:	Ba3 / B+

Interest Payment Dates:	May 15th and November 15th
Commencing:	5/15/2008
Optional Redemption:	Callable, on or after the following dates, and at the following prices:
	Date	Price
	11/15/2012	104.000%
	11/15/2013	102.667%
	11/15/2014	101.333%
	11/15/2015	100.000%

Make-Whole:	Callable prior to first call date at make-whole call of T+50
Equity Clawback:	Redeem until	11/15/2010	at 108.000%
	for up to	35.0%

Trade Date:	11/7/2007
Settlement Date:	11/13/2007	(T+3)

Cusip Number:	880779AU7
ISIN:	US880779AU73

Min. Allocation:	$2,000
Increments:	$1,000

Gross Spread:	1.25%

Book-Runners:	Credit Suisse Securities (USA) LLC			30.00%
	Citigroup Global Markets Inc.			25.00%
	UBS			25.00%

Lead Manager:	Banc of America Securities LLC			10.00%

Co-Managers:	ABN AMRO Incorporated			2.00%
	Calyon Securities (USA) Inc.			2.00%
	Dresdner Kleinwort Securities LLC			2.00%
	HSBC Securities (USA) Inc.			2.00%
	Morgan Stanley & Co. Incorporated			2.00%

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.